Preplan Accounting Agreement

This Agreement, dated as of August 1, 1999 ("Effective Date"), between American DataSource, Inc., A Delaware corporation, whose address is 2010 North Loop West, Suite 210, Houston, Texas 77018 (hereinafter referred to as "ADS") and Carriage Services, Inc., whose address is 1300 Post Oak Boulevard, Suite 1500, Houston, Texas 77056 (hereinafter referred to as "Customer").

1. Definitions.

(a) Computer System. One or more computers provided by ADS for process and storage of Data by ADS and access to and retrieval of Data by Customer.

(b) Connect Time. The time during which the Customer utilizes the Computer System, as determined by the Computer System's accounting routines.

(c) Data. Information regarding contracts for prepaid funeral services or merchandise between Participants and the funeral director clients of Customer and funds held by Customer or the Trust Company, if applicable, for the benefit of the Participants.

(d) Participants. Purchasers of prepaid funeral services or funeral merchandise pursuant to a contract with Customer.

(e) Program. One or more computer programs, processing systems, specifications, applications, routines, subroutines, techniques, systems, associated documentation, products, and materials developed by, licensed to or otherwise acquired by ADS for use on the Computer System by ADS for processing and storage of Data and by Customer for access to and retrieval of Data.

(f) Trust Company. A trust company designated by Customer which, pursuant to the Trust Agreement, acts as trustee in administering certain funds paid by Participant to Customer.

(g) Trust Agreement. The agreement in form and substance acceptable to ADS between Customer and Trust Company, reference to which is hereby made for all purposes, in which it is disclosed that a data service entity such as ADS has been hired by Customer to maintain computer records regarding funds held for the benefit of Participants.

(h) Trust Statement. Report issued by the trustee or other financial institution detailing the actual dollar value of all investments within the trust.

(i) Delinquent Accounts. Any amount due and billed shall become delinquent 30 days after the date it is billed.

(j) Cause. Breach or threatened breach of any provision of this Agreement.

2. Term. The term of this Agreement shall be for a period of two (2) years, commencing on the date hereof (the "Term").

(a) Termination. Notwithstanding the foregoing, at any time during the Term hereof either party may terminate this Agreement in the following manner.

(1) Termination with cause.

(i) By giving sixty (60) days prior written notice of termination to the other party.

(ii) When Customer is prepared to perform data entry pursuant to Section 5(a)(1), if the Computer System does not function, Customer may terminate by giving thirty (30) days prior written notice to ADS.

(2) Termination without cause. By giving One hundred eighty (180) days prior written notice to the other party.

3. Customer's Responsibilities

(a) For accounts on which Customer desires direct access to the Computer System:

(1) Customer shall, at its own expense, obtain, install, operate, and maintain all computer terminals, communications equipment, and related equipment necessary to input and transfer Data in machine-readable form to the Computer System ("Customer Equipment"). Customer shall limit the Customer Equipment to that which is approved in writing by ADS as being compatible with the Computer System. ADS shall have the right to deny access to the Computer System for any unapproved Customer Equipment.

(2) Customer shall input and transfer Data to the Computer System in accordance with the procedures specified in writing by ADS, in an accurate and error free form. Customer shall control access to and be liable for the use of Customer Equipment. All Data transferred by Customer to the Computer System shall be at Customer's expense.

(3) Customer shall enter contracts, payments and other transactions on the Computer Equipment, utilizing software provided by ADS, and send the resulting Data Files to ADS via telephone or diskette.

(4) Customer shall reconcile the monthly reports to the appropriate Trust Statement.

(b) For accounts on which Customer desires ADS to enter the Data:

(1) Customer shall, at its own expense, send to ADS, on forms approved in writing by ADS, all necessary information to record contracts, payments and other transactions on a monthly basis.

4. ADS's Responsibilities.

(a) Computer Access. Subject to Force Majeure as hereinafter defined:

(1) ADS shall provide sufficient and reasonably timely Connect Time on the Computer System to process and store Customer's Data and timely produce the reports required hereunder.

(2) ADS shall provide Customer with access via Customer Equipment to the Data and Data Files twenty-four (24) hours a day, seven (7) days a week.

(3) ADS shall create a separate account containing Data concerning each Participant ("Data Files").

(4) ADS shall provide toll free access to the Computer System via telephone line(s).

(b) Back-Up. ADS shall prepare and store backup copies of all Data Files on a daily basis. ADS shall take reasonable precautions to protect backup copies from fire or other casualty, including, but not limited to, off premise storage of backup media.

(c) Reports.

(1) Within five (5) business days after request by Customer and the receipt by ADS of all necessary Data, Trust Statements and approval from Customer, ADS shall perform

end of period processing and shall furnish Customer with the standard monthly end of period reports as listed in Exhibit "A" attached hereto or in any other form mutually agreed to by both parties in writing.

(2) Upon request by Customer, ADS shall also furnish Customer optional reports to be delivered to Customer on or before a time specified by ADS after it receives the request. A list of optional reports available and the cost (if applicable) of each is attached as Exhibit "B" hereto.

(3) Standard Reports will be shipped to Customer, individual locations and copies to Trust Company at ADS's expense. Standard End of Period reports will be sent via UPS Overland or US Mail at ADS's discretion. Upon request by Customer, ADS shall deliver reports by overnight service at Customer's expense.

(d) Support Services. ADS shall have qualified personnel available during regular business hours to answer questions and provide Customer with information and assistance on ADS software, free of charge to Customer.

(e) Maintenance. Throughout the term of this Agreement, ADS shall at its own cost and expense, provide routine preventative maintenance for the Computer System and shall use commercially reasonable efforts to keep the Computer System in good operating condition at all times. Also, ADS shall repair the computer system at its own cost and expense throughout the term of the Agreement.

(f) Other Responsibilities.

(1) ADS shall at its own cost and expense, insure the Computer System against loss by fire and other casualties during the Term of this Agreement. Any insurance for the Data Files shall be obtained by Customer at Customer's expense. Customer hereby waives all claims which it may have against ADS for loss of Data Files by fire or other casualty

and agrees that its insurance company shall have no right of subrogation against ADS on account of any such loss.

(2) ADS shall advise Customer as to which Customer Equipment is compatible with the Computer System.

(3) ADS shall use due care in processing the Customer's Data.

(4) In the event of loss or destruction of Data or Data Files, ADS shall at its own expense recreate or reload such Data or Data Files from its backup copies.

5. Payment for Services.

(a) Commencing upon the execution hereof, Customer shall pay ADS on a monthly basis the following fees, calculated on the amount of Participant funds deposited with Customer as shown by the Trust Statement as follows:

(1) For trust accounts for which Customer performs data entry and account reconciliations, the monthly ADS compensation shall be the result of multiplying the sum of the trust balance by .00375 and dividing the product by 12. For these accounts, ADS's responsibility will be limited to providing the monthly reports listed in Exhibit "A" attached hereto.

(2) For trust accounts for which ADS provides full service (including data entry), the monthly ADS compensation shall be the result of multiplying the sum of the trust balance by .0050 and dividing the product by 12.

(b) Additional Expenses. Customer shall be charged for the following, payment for which shall be due within ten (10) days on receipt of ADS's invoice: (A) additional services requested by Customer, including optional reports as outlined in Exhibit "B" attached hereto,

overnight delivery service for reports; (B) additional expenses incurred by ADS, including those resulting from obtaining Data and the correction of errors contained in Data transmitted by Customer as specified in Section 6 hereof; (C) on site acquisition of contract data, fees for which shall consist of time, material and expenses; and (D) other services not specifically listed, but requested by the Customer including, but not limited to, programming time. Hourly rates for additional services rendered pursuant to (C) and (D) above are listed in Exhibit "C" attached hereto. Whenever possible, ADS shall provide Customer with advance notice of such additional expenses. Customer shall be separately invoiced on a monthly basis for such additional expenses and payment shall be due within ten (10) days of ADS's invoice therefor. Charges for such additional expenses shall be accompanied by supporting documentation.

(c) Taxes. Customer shall pay as an additional charge any personal property or other taxes which may be imposed on any material of Customer, along with all sales, use, excise, value added, or similar taxes which may be imposed by federal, state or local governments with respect to the services provided hereunder (but excluding personal property taxes or taxes based on net income).

6. Correction of Errors.

(a) Customer shall, at its own expense, review and audit all reports and other materials provided by ADS and notify ADS of any discrepancies in such materials within thirty (30) days after receipt. Any item not objected to within such period shall be deemed approved. Upon notice to ADS of a discrepancy due to the fault of ADS, ADS shall correct the same within a reasonable time, provided, however, that Customer shall render all reasonable assistance in determining the cause of the error. Corrections due to malfunction of the Computer System, the Program, or errors by ADS's operators shall be made at ADS's expense, but corrections due to errors in the Data transmitted by Customer shall be made at Customer's expense.

(b) ADS shall have no obligation to verify the accuracy of any Data provided by Customer. Customer agrees ADS shall not be liable for any expense or liability incurred by Customer in connection with the alleged inaccuracy of any Data provided by Customer and Customer shall indemnify and hold ADS harmless from any losses incurred by or claims brought against ADS by any party arising out of the alleged inaccuracy or incorrectness of any Data provided by Customer.

(c) In addition to any other remedy available to it, ADS shall have the right to retain any Data Files and reports until it has received the payments required hereunder. In addition, ADS shall have the right to refuse to perform services hereunder and shall have the right to change the Customer's Password and deny Customer access to the Computer System and Data Files if the Customer is delinquent in its payments to ADS unless any such non-payment or delinquency is being contested in good faith by Customer.

7. Data Upon Termination. Within thirty (30) days after the termination of this Agreement, if all amounts due and owing to ADS have been paid in full, then at Customer's sole expense ADS shall provide final reports and transmit all Data and Data Files to Customer. In the event Customer requests in writing that the Data be made available in machine-readable form, ADS shall provide such Data in such form at Customer's sole expense, paid in advance. Upon the expiration of thirty (30) days after termination of the Agreement, ADS may, upon prior written notice to the Customer, purge the Computer System of all Data and Data Files.

8. Customer's Warranties and Representations.

(a) If Customer is a legal entity (partnership, corporation, and/or trust), Customer represents unto ADS that this Agreement, the transactions contemplated herein, and the execution and delivery hereof, have all been duly authorized by all necessary partnership, corporate, or trust proceedings and actions.

(b) The Customer warrants that it is free, as of the Effective Date, of any contractual obligation that would prevent it from entering into this Agreement, and that ADS's offer to provide such services in no way caused or induced the Customer to breach any such contractual obligations.

(c) The Customer acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, which are not expressly contained herein or expressly incorporated herein by reference or in any of the sales materials delivered to Customer.

(d) The Customer acknowledges that ADS has not made and does not make any representations, warranties or guarantees of any kind, whether express or implied, and including without limitation, any warranties of merchantability or fitness for a particular purpose or intended use, other than the express representations, warranties and guarantees contained in this Agreement.

9. ADS's Warranties and Representations.

(a) ADS represents unto Customer that this Agreement, the transactions contemplated herein, and the execution and delivery of this Agreement, have all been duly authorized by all necessary corporate proceedings and actions.

(b) ADS represents and warrants that it has all rights, titles and licenses necessary to enable ADS to perform its obligations hereunder.

(c) ADS acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

10. <u>Negotiation, Mediation and Arbitration</u>

(a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. If the parties do not resolve such dispute by negotiation, the parties shall endeavor to settle such dispute by mediation under the then current Model Procedure for Mediation of Business Disputes. The neutral third party required by this procedure shall be a lawyer selected from the CPR Panels of Neutrals.

(b) If the parties do not resolve such dispute by negotiation or mediation, the parties shall finally settle such dispute by binding arbitration conducted expeditiously in accordance with the rules of the American Arbitration Association ("AAA") by a sole arbitrator. The sole arbitrator will be a lawyer or retired Judge selected by mutual agreement of the parties. In the event the parties are unable to mutually agree on an arbitrator, they shall each select an arbitrator and the two arbitrators so appointed shall select a third arbitrator to be designated to conduct the arbitration. In the event they are unable to agree on a third arbitrator, an arbitrator shall be selected by the AAA. The arbitration shall be governed by the United States Arbitration Act, 9.U.S.C. Section 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

(c) The parties shall conduct any negotiations, mediation or arbitration proceedings in Houston, Texas.

(d) The arbitrator shall be bound to apply the substantive law designated by the parties in Section 9.05 as applicable to the dispute.

(e) The arbitrator shall decide in accordance with the express terms of this Agreement, including any remedial provisions hererof.

(f) All awards shall be in writing and shall state the reasoning on which the award rests unless the parties agree otherwise. The award shall include a determination of all of the questions submitted to the arbitrator the resolution of which is necessary in order to determine the controversy. The arbitrator shall deliver a copy of the award to each party personally or by registered mail.

(g) The arbitrator shall permit and facilitate such disclosure and discovery of facts, documents, and tangible things it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making disclosure expeditious and cost-effective. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed.

11. Indemnification.

Subject to Section 12, Limitation of Liability:

(a) ADS shall indemnify and hold Customer harmless from any losses incurred by or claims brought against Customer by any party arising out of the alleged errors caused by malfunction of the computer system, the program or errors by ADS's operators.

(b) Customer shall indemnify and hold ADS harmless from any losses incurred by or claims brought against ADS by any party arising out of the alleged negligence or misconduct of Customer or Customer's employees.

12. Limitation of Liability.

(a) ADS's total liability hereunder for damages, whether in tort, contract, or otherwise, arising out of or in any way related to the authorized or unauthorized acts of ADS's employees or ADS's performance or non-performance of the services to be provided hereunder, including (but not limited to) errors of design or errors which are due to

malfunction of ADS-controlled machines or failures of ADS operators, ADS programmers or the Program, shall be limited to general money damages and shall not exceed the aggregate of charges paid by the Customer for twelve (12) calendar months immediately preceding the date when such cause of action arose or during such shorter period that this Agreement is in effect if less than twelve (12) months.

(b) Customer's total liability hereunder for damages, whether in tort, contract, or otherwise, arising out of or in any way related to the authorized or unauthorized acts of Customer's employees or Customer's performance or non-performance of the duties to be provided hereunder, including (but not limited to) errors which are due to malfunction of Customer-controller machines, shall be limited to general money damages and shall not exceed the aggregate of charges paid by Customer for twelve (12) calendar months immediately preceding the date when such cause of action arose or during such shorter period that this Agreement is in effect if less than twelve (12) months.

The foregoing shall constitute Customer's and ADS's sole and exclusive remedy in lieu of all others whether set forth herein or not, and in no event shall Customer or ADS be liable for punitive, exemplary, special, indirect, incidental, or consequential damages or lost profits.

13. Changes. ADS may, from time to time, offer new or additional services or make changes in the Program, procedures, or Computer System, but no such change shall require Customer to alter the manner in which it transfers Data sooner than thirty (30) days after ADS gives Customer written notice thereof. ADS shall at its own expense provide Customer with any training necessary in connection with such changes.

14. Ownership of Program. Customer shall not secure or acquire, either under this Agreement or by virtue of its access to the Computer System, any proprietary interest whatsoever in the Program, or any right to use the Program after this Agreement has terminated. The Program, control panels, tapes, ideas, and any material contained therein or related thereto and materials utilized or developed by ADS in connection with this Agreement (except

for the Data Files) are and shall remain the sole property of ADS.

15. Confidentiality.

(a) ADS shall assign an alphanumeric identification number and an alphanumeric "password" which will enable the Customer to gain access to the Computer System and the Data Files. In addition, ADS shall use the same measures to protect the confidentiality of the Customer's Data Files and to prevent unauthorized persons from gaining access to them as it uses to prevent access to its own business records. ADS recommends that the password be changed on a periodic basis.

(b) Except with Customer's prior approval or as may be required by applicable law, by governmental authority or political subdivision, or by court or administrative order or ruling, ADS shall not permit any of its officers, directors, employees, agents, or servants to, divulge any Data or Data Files to any third party other than Trust Company; provided, however, if such Data is publicly available or is rightfully obtained by ADS from third parties, ADS shall bear no responsibility for its disclosure, inadvertent, or otherwise.

16. Force Majeure. ADS shall not be liable for its failure to perform hereunder when such failure is due to any cause beyond ADS's reasonable control, including, but not limited to, Acts of God, fire, explosion, accident, power outages, unavailability of telephone services, war, labor disputes, flood, action of any kind by governmental authority, Computer System malfunction, inaccessibility of telephone lines, or any other contingency, delay or failure not within the control of ADS.

17. Warranty. ADS warrants that the Program, Computer System, information in Data Files, and reports to be rendered hereunder when used by Customer will perform substantially as described in the User Manual. The entire risk as to judging the ability of the Program, Computer System, and reports to be rendered hereunder to achieve Customer's objectives, is with Customer. Subject to the provisions hereof, ADS does not warrant or represent that any

service or the subject matter hereof meet with Customer's requirements or will be provided error or interruption free.

18. Entire Understanding. This Agreement embodies the entire understanding and agreement between the parties concerning the subject matter hereof, and supersedes any and all prior negotiations, understandings, or agreements in regard thereto.

19. Miscellaneous. ADS and Customer and their respective legal counsel have had opportunity to review this Agreement, and this Agreement shall be construed recognizing that both parties had equal power to draft this Agreement.

20. Counterparts. This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument.

21. Applicable Law. This Agreement will be deemed to have been executed and delivered in the State of Texas and will be construed and interpreted according to the laws of that State, and venue shall be exclusive for all purposes in Harris County, Texas.

22. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns, but nothing herein shall give any party the right to assign its rights and obligations hereunder without the prior written consent of the other party. This section shall not be construed to require consent for a change in control of either party.

23. Notices. Any notice required by this Agreement shall be in writing, and shall be served by certified or registered mail, return receipt requested, postage prepaid, or by actual delivery addressed to the parties hereto at the address set forth above. Either party may change its address by providing the other party with written notice of the change of address. Notice will be deemed effective when received if when served by actual delivery or when deposited in the United States mail in accordance with the above provisions if served by mail.

24. Exhibits. All Exhibits attached hereto are incorporated in this Agreement and made a part hereof by this reference.

25. Attorney's Fees. Should any litigation be commenced between the parties to this Agreement arising out of this Agreement or the transactions contemplated hereby or the rights and duties in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorney's fees.

26. Partial Invalidity. If any provision of this Agreement is in conflict with any statute or rule of law of any state or district in which it may be sought to be enforced, then such provision shall be deemed null and void to the extent that it may conflict therewith, but without invalidating the remaining provisions hereof. The parties shall attempt to replace any invalid provision with a legally valid provision which follows the original intent of the parties as closely as possible.

27. Time of Essence. Time is of the essence in this Agreement. In the event the date for performance of any obligation hereunder shall fall on a weekend or any legal holiday, then that obligation shall be performed on the next following regular business day.

28. Waiver. No breach of this Agreement shall ever be considered as waived unless reduced to writing and duly executed by an authorized representative of the waiving party. Any waiver by a party of a breach of any term or condition of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other term or condition thereof.

29. Captions. The headings in this Agreement are solely for convenience and will not be relied upon in construing any provisions hereof, nor are they in any way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

30. Gender and Interpretation. Use of any gender in this Agreement will be deemed to include all genders when appropriate, and the use of the singular will be deemed to include

the plural when appropriate, and vice versa in each instance. The use of the word "including", when following any general statement, term, or matter, shall not be construed to limit such statement, terms, or matters set forth immediately following such words or similar matters or items; whether or not non-limiting language (such as "without limitation", or "but not limited to" or words of a similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, terms, or matter.

This Agreement shall not be construed in favor of or against either party on the basis that the party did or did not author this Agreement. The words "herein", and "hereunder" and similar compounds of the word "here" used in this Agreement refer to the entire Agreement and not any particular provisions or section.

31. Interest. Any sums due and owing to ADS by Customer which become delinquent shall bear interest at the highest rate permitted by law and be due and payable on demand.

IN WITNESS THEREOF, the parties have executed this Agreement to be effective on the date first above written.

AMERICAN DATASOURCE, INC.	CARRIAGE SERVICES, INC.
By: Thomas W. Oles	By: Marsha L. [illegible]
Its: Vice President and Chief Operating Officer	Its: VP - Preneed & Cemetery Administration
August 4, 1999	

Schedule of Exhibits

The following Exhibits which attached hereto are made a part of this Agreement:

Exhibit "A" - Standard Reports

Exhibit "B" - Optional Reports Available

Exhibit "C" – Hourly Rates for Additional Services Rendered

Exhibit "A"

Standard Reports

Below are the titles of "Standard Preplan Processing" reports.

1. Schedule of Collections, Participant Balances and Interest Allocations.
2. Schedule of Insurance Premiums Due.
3. Schedule of Purged Contracts.
4. Schedule of Past Due Contracts.
5. Schedule of New Contracts Added This Period.
6. Schedule of Supervisory Changes.
7. Contract Detail for All Plans.
8. Required State Reporting as it Pertains to Contracts.
9. End of Period Consolidated Report.
10. Consolidated Control Sheet Report.
11. Consolidated General Ledger.
12. Bank Examiners Report.
13. Consolidated Trust Income / Expense Report.

Exhibit "B"

Optional Reports Available

Below are the titles of "Optional Preplan Processing" reports which are available to Customer at an extra charge. Full descriptions and samples may be located in the applicable User Manual(s).

DESCRIPTION	
Printer Setup	$18.75
Optional Regular Reports	
Single Part per Page	0.07
Two Part per Page	0.12
Three Part per Page	0.15
Statements	0.07
Coupons	0.07
Bank Drafts (Custom Forms)	0.50
Agent Checks (Custom Forms)	0.65
Assembled Coupon Books	
Using your printed coupons and covers	6.25
Using our generic coupons and covers	9.00
Custom Laser printed Letters	0.30
Mailing Labels (each)	0.03
IRS Processing	
1099 INT Forms (each - includes forms)	0.15
Magnetic Media (each - includes required forms)	0.30
Substitute W-9 (Includes self-mailer) each	0.45
Substitute K-1 (Includes envelope) each	0.30
Special Mailing Options (Subject to change without notice)	
Pre-sort First Class (1 oz., includes sort, meter)	0.35
Coupon Books	Actual Postage Amount - Varies

Each optional report is subject to the printer setup fee and those reports designated as CUSTOM require custom printer forms available through the funeral director's printer or outs, and must be delivered to ADS prepaid. All multi-part reports include separating and stripping carbons. Fees include UPS ground shipment.

Note: All Optional Report fees are due upon receipt. A statement will be enclosed with the Optional Report.

All Optional Report fees are subject to change with thirty (30) days prior notice.

Exhibit "C"

Hourly Rates for Additional Services Rendered

1. Acquisitions Staff $50.00
2. Supervisors/Managers $75.00
3. Programmers $100.00
4. Senior Management $125.00